Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200
Park-Ohio Continues to Expand in 2006
     CLEVELAND, OHIO, March 8, 2007 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its fourth quarter and year ended December 31, 2006.
FULL YEAR RESULTS
     Park-Ohio reported net income of $24.2 million or $2.11 per share dilutive for 2006, compared to net income of $30.8 million or $2.70 per share dilutive for 2005. Net income in 2006 and 2005 increased by the reversal of $5.0 million and $7.3 million, respectively, of the Company’s deferred tax asset valuation allowance, while federal income taxes were not expensed in 2005. Park-Ohio reported record net income, fully-taxed(A) of $19.2 million or $1.68 per share dilutive for 2006, a 4% increase on 2005 net income, fully-taxed(A) of $18.5 million or $1.62 per share dilutive (refer to Table 1 below). Park-Ohio reported net sales of $1,056.2 million for 2006, a 13% increase on sales of $932.9 million in 2005.
FOURTH QUARTER RESULTS
     Park-Ohio reported net income of $10.8 million or $.94 per share dilutive for fourth quarter 2006, compared to net income of $12.0 million or $1.05 per share dilutive for the same quarter of 2005. Net income in 2006 and 2005 increased by the reversal of $5.0 million and $7.3 million, respectively, of the Company’s deferred tax asset valuation allowance, while federal income taxes were not expensed in 2005. Park-Ohio reported net sales of $270.4 million for fourth quarter 2006, a 12% increase on sales of $241.0 million for the same quarter of 2005.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We are pleased with the Company’s record operating profit in 2006. We expect the first quarter of 2007 to be sluggish because of reduced activity in the domestic auto and heavy-duty truck markets. Despite that slow start, our Company is well positioned with its diversity and global presence to generate approximately 10% sales growth and 25% earnings growth this year, producing EBIT of $72 to $78 million and diluted earnings per share of $2.10 to $2.35 in 2007.”
Table 1: Recent History of EPS, EBIT and Revenue

	Year ended December 31,
	2004	2005	2006	2007
				(Guidance)

Dilutive EPS, GAAP, as reported	$1.27	$2.70	$2.11	$2.10to$2.35
Dilutive EPS, fully-taxed	$1.10	$1.62	$1.68	$2.10to$2.35
Operating Income (EBIT) — [$ in millions]	$49.0	$53.5	$58.7	$72 to $78

Revenue	$809	$933	$1.06	$1.1 to $1.2
	(million)	(million)	(billion)	(billion)

(Note A) Reconciliation to GAAP:

	Year ended
(In Millions, except EPS)	December 31,
	2006	2005	2004

Net Income, GAAP, as reported:	$24.2	$30.8	$14.2

Less: Reversal of Tax Valuation Allowance(1)	(5.0)	(7.3)

Plus: Add’l Income Tax to 30% Rate before Reversal(2)	—	(5.0)	(1.9)

Net Income, fully-taxed	$19.2	$18.5	$12.3

Number of Dilutive Shares	11.46	11.41	11.19

Dilutive EPS, fully-taxed	$1.68	$1.62	$1.10

The Company presents fully-taxed net income and EPS reflecting equalized tax rates to facilitate comparison between periods.
(1)	Net Income in fourth quarter 2006 and 2005 increased by the reversal $5.0 and $7.3 million, respectively, of the Company’s deferred tax asset valuation allowance, substantially eliminating this allowance. Based on strong recent and projected earnings, the Company has determined that it is more likely than not that this deferred tax asset will be realized. The tax valuation allowance reversal resulted in an increase to net income for the fourth quarter of each year.
(2)	In 2006, following the reversal of a portion of its deferred tax valuation allowance, the Company began recording a quarterly provision for federal income taxes. For 2006, the Company’s effective income tax rate was 30% excluding the tax valuation allowance reversal, compared to 11% and 19% for 2005 and 2004, respectively. Park-Ohio’s net operating loss carry-forward precluded the payment of cash federal income taxes in 2006 and should substantially reduce cash payments in 2007.
     A conference call reviewing Park-Ohio’s fourth quarter results will be broadcast live over the Internet on Friday, March 9, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 55 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$270,405	$240,975	$1,056,246	$932,900
Cost of products sold	233,056	210,740	908,095	796,283

Gross profit	37,349	30,235	148,151	136,617
Selling, general and administrative expenses	23,925	17,237	90,296	82,133
Restructuring and impairment charges (credits)	(809)	943	(809)	943

Operating income	14,233	12,055	58,664	53,541
Interest expense	8,097	6,682	31,267	27,056

Income before income taxes	6,136	5,373	27,397	26,485
Income taxes (benefit)	(4,649)	(6,583)	3,218	(4,323)

Net income	$10,785	$11,956	$24,179	$30,808

Amounts per common share:
Basic	$0.98	$1.09	$2.20	$2.82
Diluted	$0.94	$1.05	$2.11	$2.70

Common shares used in the computation:
Basic	11,029	10,943	10,997	10,908
Diluted	11,491	11,422	11,461	11,409

Other financial data:
EBITDA, as defined	$20,701	$18,395	$80,057	$73,344

Note A—In 2006, the Company began recording a quarterly provision for federal income taxes, resulting in a total effective income tax rate of approximately 30 percent. The Company’s significant net operating loss carryforwards precluded the cash payment of federal income taxes in 2006. In the fourth quarter of 2006 and 2005 the Company reversed its deferred tax asset valuation allowance of $5.0 million and $7.3 million, respectively.
Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income	$10,785	$11,956	$24,179	$30,808
Add back:
Income taxes (benefit)	(4,649)	(6,583)	3,218	(4,323)
Interest expense	8,097	6,682	31,267	27,056
Depreciation and amortization	5,940	4,418	20,037	17,262
Restructuring and other unusual charges (credits)	(9)	1,776	(9)	1,776
Miscellaneous	537	146	1,365	765

EBITDA, as defined	$20,701	$18,395	$80,057	$73,344

Note C—On October 18, 2006, the Company acquired 100 percent of the outstanding stock of NABS for $21.0 million in cash, NABS is an an international supply chain manager of production components providing services to high technology companies in the computer, electronics and consumer products industries.The acquisition was funded with borrowings under the Company’s bank revolving credit agreement.

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	December 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)
	(In Thousands)

ASSETS

Current Assets
Cash and cash equivalents	$21,637	$18,696
Accounts receivable, net	181,893	153,502
Inventories	223,936	190,553
Deferred tax assets	34,142	8,627
Other current assets	24,218	21,651

Total Current Assets	485,826	393,029

Property, Plant and Equipment	251,565	244,367
Less accumulated depreciation	146,980	130,557

Total Property Plant and Equipment	104,585	113,810

Other Assets
Goodwill	98,180	82,703
Net assets held for sale	6,959	1,992
Other	88,592	71,320

Total Other Assets	193,731	156,015

Total Assets	$784,142	$662,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$132,864	$115,401
Accrued expenses	78,655	65,416
Current portion of long-term liabilities	5,873	4,161

Total Current Liabilities	217,392	184,978
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	156,700	128,300
Other long-term debt	4,790	6,705
Deferred tax liability	32,089	3,176
Other postretirement benefits and other long-term liabilities	24,434	26,174

Total Long-Term Liabilities	428,013	374,355

Shareholders’ Equity	138,737	103,521

Total Liabilities and Shareholders’ Equity	$784,142	$662,854

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

NET SALES
ILS	$148,598	$138,412	$598,228	$532,624
Aluminum Products	33,750	36,253	154,639	159,053
Manufactured Products	88,057	66,310	303,379	241,223

	$270,405	$240,975	$1,056,246	$932,900

INCOME BEFORE INCOME TAXES
ILS	$8,934	$10,139	$38,383	$34,814
Aluminum Products	(397)	1,683	3,921	9,103
Manufactured Products	9,049	2,873	28,991	20,630

	17,586	14,695	71,295	64,547
Corporate and Other Costs	(3,352)	(2,640)	(12,631)	(11,006)
Interest Expense	(8,097)	(6,682)	(31,267)	(27,056)

	$6,137	$5,373	$27,397	$26,485